Exhibit 10.3

TILT EXECUTIVE EMPLOYMENT AGREEMENT WITH CHRISTOPHER KELLY

This TILT EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated as of December 1, 2022, with effect on the same date (the “Effective Date”), is by and between TILT HOLDINGS INC. (the “Company”) and Christopher Kelly (the “Executive”). The Company and Executive are collectively referred to herein as “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Executive has been employed by the Company in the position of Senior Vice President of Growth Revenue, pursuant to the Executive Employment Agreement that Parties made effective on May 5, 2022 (the “Prior Employment Agreement”);

WHEREAS, the Company desires to promote and to employ the Executive on the terms and conditions set forth herein;

WHEREAS, the Executive desires to accept the promotion and to be employed by the Company on such terms and conditions; and

WHEREAS, this Agreement, on the Effective Date, shall supersede and terminate the Prior Employment Agreement and any related agreements between the Executive and the Company.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

TERMS

1.INCORPORATION OF RECITALS.  The Recitals above are incorporated herein as terms and conditions of this Agreement.

2.EMPLOYMENT TERM.  The period during which the Executive is employed by the Company hereunder (the “Employment Term”) shall commence on December 1, 2022, and continue for a period of four (4) years (ending at the close of business on November 30, 2026) unless and until terminated in accordance with Section 6 below.  This Agreement shall terminate without further action by either party hereto, and no extension of this Agreement is valid except as memorialized in a writing signed by the Executive and the Chief Executive Officer. For the sake of clarity, if the Company or the Executive do not renew the terms of this Agreement or execute a new agreement following the expiration of the Employment Term, the Executive’s employment by the Company following the expiration of the Employment Term shall be on an at-will basis and may be terminated by the Company or by the Executive at any time, for any reason (or for no reason), with or without advance notice

3.	POSITION, DUTIES, EXCLUSIVITY, NO BREACH OF CONTRACT CAUSED, TRAVEL REQUIREMENT.

3.1            Position. During the Employment Term, the Executive shall serve as the Chief Revenue Officer.  He shall, among other powers, authorities, duties, and obligations commensurate with such position and assigned from time to time: develop a vision and provide leadership for

Company-wide activities and strategies focused on generating, maintaining, and increasing revenue; create strategies to integrate and align functions across the Company, including Marketing, Sales, Product Development, Customer Success, and others, to achieve revenue targets and grow demand for the Company’s products and services; establish analytics and methods to measure and forecast demand and market conditions, identify operational deficiencies, and develop effective and data-driven pricing strategies; conduct research to identify internal and external opportunities to expand and optimize revenue-producing activities; and establish targets, policies, and internal processes to achieve efficiencies in revenue generation and capture. The Executive shall report to the Chief Executive Officer, Gary F. Santo, Jr.

3.2            Commitment to Duties. During the Employment Term, the Executive shall devote substantially all of their business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession or occupation without the prior written consent of the Board, as is the practice at that time. Notwithstanding the foregoing, the Executive shall be permitted to serve on up to two (2) advisory boards, informal organizations and boards of directors (or similar body) of other business entities, with prior written approval of the Board, which shall not be unreasonably withheld; provided, however, that such activities do not individually or in the aggregate conflict with the performance of the Executive’s duties under this Agreement, and do not cause the Executive to violate their commitment to devote substantially all of their business time and attention to their duties hereunder. Nothing herein shall prohibit Executive from purchasing or owning up to five (5%) percent of the publicly traded securities of any corporation; provided, however, that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described do not interfere with the performance of the Executive's duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in this Section 3.2.

3.3           Exclusivity. During the Employment Term, the Executive shall work with the Company on an exclusive basis and will not engage in any other business activity which is in conflict with Executive’s duties hereunder.  Executive agrees that during the Employment Term, they shall not directly or indirectly engage in or participate as an owner, partner, shareholder, officer, executive, director, agent of or consultant for any business that competes with any of the principal activities of the Company.

3.4No Breach of Contract Caused. The Executive hereby represents to the Company and agrees that: (i) the execution and delivery of this Agreement by the Executive and the Company, and the performance by the Executive of the duties hereunder, do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound, or any judgment, order or decree to which the Executive is subject; (ii) the Executive will not enter into any new agreement that would or reasonably could contravene or cause a default by the Executive under this Agreement; (iii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person which would prevent, or be violated by, the Executive entering into this Agreement or carrying out their duties hereunder; (iv) to the extent the Executive has any confidential or similar information that they are not free to disclose to the Company, they will not disclose such information to the extent such disclosure would violate applicable law or any other agreement or policy to which the Executive is a party, or by which the

Executive is otherwise bound; and (v) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein, and the Executive consents to such reliance.

3.5 Travel Requirement. The Executive acknowledges that they shall be required to travel from time to time in the course and scope of performing their duties for the Company. All such travel is subject to Company policy applicable to executives, except as otherwise authorized by the Company’s Chief Executive Officer.

4.        PLACE OF EMPLOYMENT.

The principal place of Executive's employment shall be out of his home office in Tampa, Florida, which is a remote location from the Company’s current Cannabis Operations in Taunton, MA, Brockton, MA, Cambridge, MA, White Haven, PA, and Garfield Heights, OH, and the Company’s principal executive office in Phoenix, Arizona; provided, however, that (A) the Executive will often be required to travel (at least 50% of the time) to Company’s principal executive office and to other operating locations of Company’s subsidiaries on Company business during the Employment Term, and (B) the Executive’s authorization to work from a remote location could be rescinded at any time during the Employment Term, at the sole discretion of the Company, as is appropriate at that time, and if such a decision is made, it shall not serve as grounds for the Executive to claim material breach of this Agreement or grounds for termination of this Agreement for Good Reason under Section 6.1 below.

5.         COMPENSATION.

5.1          Base Salary.  During the Employment Term, the Company shall pay the Executive base compensation (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices and applicable wage payment laws in effect from time to time, but no less frequently than a monthly basis. The Executive’s Base Salary shall be paid at an annualized rate of Two Hundred Fifty Thousand ($250,000.00) US Dollars, minus applicable payroll deductions and taxes. The Executive’s Base Salary shall be subject to annual review by the Company. Nevertheless, the Executive’s Base Salary shall not be decreased during the Employment Term, other than as part of an across-the-board salary reduction, applicable in the same manner to all executives, as determined, in its sole discretion, by the Company.

5.2          Short-term Incentive Compensation/Incentive Bonus.  The Executive may be eligible to receive short-term incentive compensation (“Incentive Bonus”).  The payment of an Incentive Bonus shall be determined by the Company, in its sole discretion, based upon business factors. Employee’s Incentive Bonus payout at target will be 60% of Employee’s annualized salary in effect at the time of payout.  80% of Employee’s Incentive Bonus will be based upon Company gross sales and adjusted EBITDA performance, prorated for partial periods (Company performance). The remaining 20% of Employee’s Incentive Bonus will be based upon Employee’s individual job performance against agreed upon goals and expectations set between Employee and Employee’s direct manager, prorated for partial years (Individual performance). Eligibility for an Incentive Bonus is as follows: Employee must have completed their 90-day introductory/probationary period by December 31st of the bonus year. Employee must be employed with the Company on the date Incentive Bonuses are paid in the subsequent fiscal year (and if Employee is not so employed at that time, Employee will not be viewed to have “earned” any Incentive Bonus for the bonus year).

However, the Company’s CEO or Board, in its sole discretion, may make an exception to the rule previously stated, and in fact authorize payment of Executive’s Incentive Bonus, in the event of Executive’s death or disability occurring after the end of the fiscal year to which an Incentive Bonus is attributable and before the time the Company ordinarily pays an Incentive Bonus to Executives.  The Incentive Bonus will be prorated for Employee’s tenure as of December 31st of the bonus year. Incentive Bonuses will be paid by March 15th of the subsequent fiscal year.

5.3          Long-term Incentive Compensation/Equity Award.

(a)During the Employment Term, the Executive shall be eligible to participate in the Company’s Amended and Restated 2018 Stock and Incentive Plan (the “Plan”) or any successor plan and receive long-term incentive compensation/equity award(s) (an “Equity Award”) subject to the terms of the Plan, as determined by the Board. The amount of equity to be granted under the Plan, if any, will be in the sole discretion of the Company and the terms of such grants will be as set forth in the applicable grant agreements.

(b)On May 5, 2022, Executive became eligible for an Equity Award in the amount of five hundred sixty-two thousand five hundred (562,500) common shares (specifically called the “2022 Equity Awards”), in accordance with the Company’s Plan, and the policies of the NEO Exchange. That Equity Award eligibility shall remain in full force and effective and is not subject to change herein, except as follows:  The 2022 Equity Awards shall consist of two (2) components: (i) 70% shall be Performance Stock Units (“PSUs”), which are performance-based and awarded if the Company meets the stock price target for a particular period, and (ii) 30% shall be Restricted Stock Units (“RSUs”), which are timed-based and awarded if the Executive meets their tenure requirement. For the avoidance of doubt, the 2022 Equity Awards shall vest, subject to the achievement of performance conditions as well as the Executive’s continued employment by the Company, in accordance with the following “Vesting Schedule”: (i) twenty-five (25%) percent of the 2022 PSUs/RSUs shall vest on May 23, 2023 (the “First Vesting Date”); (ii) an additional twenty-five (25%) percent shall vest on May 23, 2024; (iii) an additional twenty-five (25%) percent shall vest on May 23, 2025; and (iv) the final twenty-five (25%) percent shall vest on May 23, 2026. The terms of the Equity Awards, including vesting, shall be further set forth in the Plan and Equity Award documents. In the event of any conflict between this Section 5.3(b) and the Plan and Equity Award documents, the terms of the Plan and Equity Award documents shall govern.

(c)The vesting schedule for the Executive’s Equity Awards shall be accelerated if Executive’s Employment Term is terminated either by the Company Without Cause, by the Executive For Good Reason, as a result of the death or Disability of the Executive, or if the Executive’s Employment Term is terminated as a result of a Change in Control, all as defined herein and set forth below.

 5.4          Benefits.  During the Employment Term, the Executive shall be entitled to all group welfare benefit and retirement plans and programs, and other fringe benefit plans and programs, that are made available by the Company to executives generally, in accordance with the eligibility and participation provisions of such plans, and as such plans or programs may be in effect from time to time.

5.5          Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Employment Term, in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time. The Executive agrees to promptly submit and document any reimbursable expenses, in accordance with the Company’s expense reimbursement policies, to facilitate the timely reimbursement of such expenses.

5.6          Paid Time-Off. In lieu of separate and distinct days allocated for sick time, vacation time and personal time, during the Employment Term, the Executive shall accrue twenty (20) days of paid time-off per calendar year, (“Paid Time-Off”), in accordance with the Company policy in effect from time to time.  More specifically, Executive’s annual rate of paid time-off shall accrue to be one-hundred and sixty hours (160) per year, which is twenty (20) days per year, including any policy which may limit time-off accruals and/or limit the amount of accrued but unused time off to carry over from year to year. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives, under Company policy in effect from time to time.

5.7          Withholding Taxes.  Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement, such federal, state and local income, employment, or other taxes as may be required to be withheld, pursuant to any applicable law or regulation. Except for such withholding rights, the Executive is solely responsible for any and all tax liability that may arise with respect to the compensation provided to them under or pursuant to this Agreement.

6.    TERMINATION OF EMPLOYMENT.

Upon termination of the Executive’s employment during the Employment Term, they shall be entitled to the compensation and benefits described in this Section 6 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.  The date that the Executive’s employment by the Company terminates is referred to as the “Termination Date.”

 6.1         For Cause by Company or Without Good Reason by Executive.

(a)          The Executive’s employment hereunder may be terminated by the Company For Cause, and in that event, with or without thirty (30) calendar days written notice by the Company; or by the Executive Without Good Reason, and in that event, with or without thirty (30) calendar days written notice by the Executive.  If the Executive's employment is terminated by the Company For Cause or by the Executive Without Good Reason, the Executive shall be entitled to receive:

(i)            any accrued but unpaid Base Salary and any accrued but unused Paid Time-Off, in accordance with Company policy, as of the Termination Date (as defined below);

(ii)           reimbursement for unreimbursed business expenses properly incurred by the Executive as of the Termination Date, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

(iii)          such Executive Benefits (including an unpaid Incentive Bonus earned, as well as equity compensation, if vested), if any, to which the Executive may be entitled under the Company’s Executive benefit plans, as of the Termination Date; provided, however, that in no event shall the Executive be entitled to any payments in the nature of severance or termination payments, except as specifically provided herein.

Henceforth, items 6.1(a)(i) through 6.1(a)(iii) shall be referred to collectively as the “Accrued Amounts.”

(b)          For purposes of this Agreement, “Cause” shall mean the following, as determined in good faith by the Board:

(i)            the Executive’s willful failure to perform their duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)           the Executive’s willful failure to comply with any valid and legal directive of the Board;

(iii)          the Executive’s willful engagement in dishonesty, illegal conduct or gross misconduct, which in each case is materially injurious to the Company or its affiliates;

(iv)          the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes embezzlement, misappropriation or fraud, or a misdemeanor involving moral turpitude;

 (v)          the Executive’s willful violation of a material policy of the Company, written notice of which shall be provided to the Executive by Company within thirty (30) calendar days of the initial existence of such willful violation and the Executive has had at least thirty (30) calendar days from the date on which such notice is provided to cure such circumstances, but has failed to cure such circumstances;

(vi)          the Executive’s willful unauthorized disclosure of Confidential Information (as defined below); or

(vii)        the Executive’s material breach of any material obligation under this Agreement written notice of which shall be provided to the Executive by Company within thirty (30) calendar days of the initial existence of such material breach and the Executive has had at least thirty (30) calendar days from the date on which such notice is provided to cure such circumstances, but has failed to cure such circumstances.

(c)          For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or upon the advice of legal counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(d)           For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term, without the Executive's written consent:

(i)            a material reduction in the Executive’s Base Salary (except as part of an across-the-board salary reduction, applicable in the same manner to all executives, as determined, in its sole discretion, by the Board pursuant to Section 5.1) or Incentive Bonus opportunity, provided, however, that it is not Good Reason as to the Incentive Bonus opportunity to the extent that the Board annually or otherwise revises the milestones needed to be met for a Incentive Bonus opportunity, so long as such revisions decrease (but not increase) the milestones needed to be met for a Incentive Bonus opportunity for the current fiscal year;

(ii)          any material breach by the Company of any material provision of this Agreement;

(iii)          the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; and

(iv)          a material, adverse change in the Executive's title, authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law).

(e)           The Executive cannot terminate their employment for Good Reason unless they have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) calendar days of the initial existence of such grounds, and the Company has had at least thirty (30) calendar days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate their employment for Good Reason within ninety (90) calendar days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived their right to terminate for Good Reason with respect to such grounds; provided, however, that such period shall be extended to six (6) months after the first occurrence of applicable grounds for Good Reason following a “Change in Control.”

6.2         Without Cause by Company or for Good Reason by Executive. The Employment Term and the Executive’s employment hereunder may be terminated by the Company Without Cause, and in that event, with no less than thirty (30) calendar days written notice by the Company; or by the Executive For Good Reason, in accordance with Sections 6.1(d) and (e). Under such circumstances, the Executive shall be entitled to receive the Accrued Amounts, and subject to the Executive’s execution of a Release of Claims in favor of the Company, its affiliates and their respective officers and directors, in a form provided by the Company and currently expected to be substantially similar to the document annexed to this Agreement as EXHIBIT “A” (GENERAL RELEASE AND COVENANT NOT TO SUE (“SAMPLE FORM”), hereinafter referred to as the “Release Agreement”), and such Release shall become effective in accordance with Section 6.7 below, and the Executive shall be entitled to receive the following:

(a)	the Accrued Amounts (as defined in Section 6.1(a) above);

(b)            a severance payment (“Severance”) equal to a flat twelve (12) months or 1x of Executive’s annual Base Salary, less lawfully required withholdings, paid in accordance with the Company’s normal payroll practices in effect at that time, but no less frequently than monthly, which shall begin within fourteen (14) calendar days after the end of the Release Execution Period; provided, however, that the first installment payment shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the Termination Date, and ending on the first payment date, if no delay had been imposed; further provided, however, that Severance payments shall cease if the Executive begins employment with another organization before all Severance payments scheduled to be paid by the Company to the Executive have been paid;

(c)            for all outstanding unvested Equity Awards granted to the Executive, (A) the “time vesting schedule” for Performance Stock Units (“PSUs”) will be accelerated to the Date of Termination, such that any shares for which the stock price vesting conditions have been met, but not yet vested, will be accelerated, and any unvested shares for which the stock price performance conditions have not been met as of the Date of Termination shall be forfeited, and (B) for Restricted Stock Units (“RSUs”), Executive shall receive twelve (12) months service credit for every year of service (i.e., 12-months acceleration in the Vesting Schedule for every year of service) for all outstanding unvested RSUs granted to the Executive during the Employment Term; provided, however, that any delays in the settlement or payment of such Equity Awards, that are set forth in the applicable award agreement and that are required under Section 409A of the Code (“Section 409A”), shall remain in effect; and

(d)          if the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), partial reimbursement for the monthly health care insurance premiums increase paid by the Executive for themselves and their dependents, calculated as the difference between the amount of monthly health care insurance premiums paid by the Executive pre- and post-COBRA coverage; provided, however, that the Executive shall comply with applicable election and eligibility requirements.  The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; or (iii) the date on which the Executive receives or becomes eligible to receive substantially similar health care coverage from another employer or other source.

6.3          Death or Disability of Executive.

(a)          The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Employment Term, and the Company may terminate the Executive's employment on account of the Executive's Disability.

(b)          If the Executive's employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive, subject to execution of a Release, in accordance with the terms and conditions herein, the following:

(i)	the Accrued Amounts (as defined in Section 6.1(a) above), and

(ii)

for all outstanding unvested Equity Awards granted to the Executive, (A) the “time vesting schedule” for Performance Stock Units (“PSUs”) will be accelerated to the Date of Termination, such that any shares for which the stock price vesting conditions have been met, but not yet vested, will be accelerated, and any unvested shares for which the stock price performance conditions have not been met as of the Date of Termination shall be forfeited, and (B) for Restricted Stock Units (“RSUs”), Executive shall receive twelve (12) months service credit for every year of service (i.e., 12-months acceleration in the Vesting Schedule for every year of service) for all outstanding unvested RSUs granted to the Executive during the Employment Term; provided, however, that any delays in the settlement or payment of such Equity Awards, that are set forth in the applicable award agreement and that are required under Section 409A of the Code (“Section 409A”), shall remain in effect.

(c)          Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(d)          For purposes of this Agreement, “Disability” shall mean the Executive's inability, due to a physical or mental impairment, to perform the essential functions of their job, with or without reasonable accommodation, lasting more than ninety (90) calendar days within any one hundred and eighty (180) calendar day period, based upon a good faith determination by the Board, unless a longer period is required by federal or state law, in which case that longer period shall apply.  However, in the event that the Company temporarily replaces the Executive or transfers the Executive's duties or responsibilities to another individual on account of the Executive's inability to perform such duties due to a mental or physical impairment which is, or is reasonably expected to become, a Disability, then the Executive's employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two (2) physicians shall select a third (3rd) who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement. Any period for vesting shall be tolled and not included during a Disability period.

6.4          Change in Control Termination.

(a)          Notwithstanding any other provision contained herein, in the event of a Change in Control, if the Executive's employment hereunder is terminated by the Executive For Good Reason, or by the Company Without Cause (other than on account of the Executive's death or Disability), in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive, subject to the Executive’s execution of a Release, in accordance with the terms and conditions herein, the following:

(i)	the Accrued Amounts (as defined in Section 6.1(a) above);

(ii)          a lump sum Severance payment equal to: (A) a flat eighteen (18) months or 1.5x of Executive’s annual Base Salary, plus (B) their full Incentive Bonus for that fiscal year in which the Termination Date occurs; and

(b)          Notwithstanding the terms of any equity plans or any applicable award agreements, Executive shall also be entitled to the payment of:

(i)          in the case of a Change in Control, all stock price conditions from the Equity Awards will be deemed to have been met.  If the Equity Awards are equitably assumed by the ongoing corporation based on its value at the Change in Control, vesting will occur in accordance with the original time vesting schedule.  If the Executive’s employment terminates after the Change in Control due to Termination by the Company Without Cause, Termination by the Executive For Good Reason, or termination as a result of the Executive’s death or Disability, any unvested portion of the Equity Awards will vest upon the Termination Date.  If the Executive’s employment terminates after the Change in Control for any other reason, any unvested portion of the Equity Awards will be forfeited.  Notwithstanding the forgoing, if the ongoing corporation does not equitably assume the Equity Awards, vesting will accelerate to the Change in Control date; provided, however, that any delays in the settlement or payment of such awards that are set forth in the applicable Equity Award agreement, and that are required under Section 409A, shall remain in effect; and

(c)          The Executive shall also be entitled to:

(i)          if the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), partial reimbursement for the monthly health care insurance premiums increase paid by the Executive for themselves and their dependents, calculated as the difference between the amount of monthly health care insurance premiums paid by the Executive pre- and post-COBRA coverage; provided, however, that the Executive shall comply with applicable election and eligibility requirements.  The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; or (iii) the date on which the Executive receives or becomes eligible to receive substantially similar health care coverage from another employer or other source.

(e)          For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i)          one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of such corporation; provided, however, that a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than fifty percent (50%) of the total voting power of the Company's stock already and simply acquires additional stock;

(ii)           one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock, who possess over thirty (30%) percent of the total voting power of the stock of that group or corporation; or

(iii)          the sale of all or substantially all of the Company's assets.

(iv)          Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Section 409A.

6.5          Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto, in accordance with the notice provision of this Agreement. The Notice of Termination shall specify:

(a)          The termination provision of this Agreement relied upon;

(b)          To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and

(c)          The applicable Termination Date.

6.6         Termination Date. The date of the termination of Executive’s employment with the Company shall be called the “Termination Date,” and shall be:

(a)          If the Executive’s employment hereunder terminates on account of the Executive's death, the date of the Executive's death;

(b)          If the Executive’s employment hereunder is terminated on account of the Executive's Disability, the date that it is determined that the Executive has a Disability;

(c)          If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)          If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination;

(e)          If the Executive terminates their employment hereunder, with or without Good Reason, the date specified in the Executive's Notice of Termination; and

(f)           Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “Separation from Service,” within the meaning of Section 409A, and as defined below in Section 6.8(d).

6.7       Release Agreement.  The Executive shall be expected to sign the Release Agreement only if Severance is paid to the Executive by the Company.  The Company shall provide to the Executive the full and final form of the “Release Agreement” in a form substantially similar to the sample in EXHIBIT “A” not later than seven (7) calendar days following the Termination Date.  The Executive shall then be required to execute and return the Release Agreement to the Company within twenty-one (21) calendar days (or, alternatively, forty-five (45) calendar days, if such longer period of time is required to make the Release Agreement maximally enforceable under applicable law) after the Company provides the full and final form of the Release Agreement to the Executive, and the Release Agreement must not be revoked by Executive within the seven (7) day revocation period, which shall be set forth in the full and final form of the Release Agreement.  The Release Agreement shall not become effective, and no Severance or COBRA Continuation Coverage will be provided, until the seven-day revocation period expires without the Release Agreement having been revoked by the Executive.

6.8       Other Definitions.

(a) As used herein, “Accrued Amounts,” refers to what is defined in Section 6.1 (a) above.

(b)        As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. Also, when “Company” is used herein, unless it specifically states otherwise, it refers to “Company and its Affiliates.”

(c)          As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock or joint share company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(d)           As used herein, a “Separation from Service” means, either (a) termination of Executive’s employment with the Company, or (b) a permanent reduction in the level of bona fide services Executive provides to Company to an amount that is twenty (20%) percent or less of the average level of bona fide services Executive provided to Company in the immediately preceding 36-months, with the level of bona fide service calculated in accordance with Treasury Regulations Section 1.409A-1(h)(1)(ii).  Solely for purposes of determining whether Executive has a “Separation from Service,” Executive’s employment relationship is treated as continuing, and not a “Separation from Service,” while Executive is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six-months, or if longer, so long as Executive’s right to reemployment with the Company is provided either by statute or contract). If Executive’s period of leave exceeds six-months and Executive’s right to reemployment is not provided either by statute or contract, the employment relationship is deemed to terminate on the first (1st) day immediately following the expiration of such six-month leave period.

6.9       Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign, and shall be deemed to have in fact resigned, effective on the Termination Date, from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

7.        CONFIDENTIAL INFORMATION. The Executive understands and acknowledges that during the Employment Term, they will have access to and learn about Confidential Information, as defined below.

(a)          Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, analyses, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, Executive lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, photographs, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, inventions, devices, new developments, product roadmaps, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, databases, flow charts, distributor lists, and buyer lists of the Company Group or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company Group in confidence. The term “Company Group” shall mean, for purposes of this Agreement, the Company and its parent companies, affiliates, subsidiaries, partners, and limited partners.

i)

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

ii)

The Executive understands and agrees that Confidential Information includes information developed by them (i.e., their Work Product) in the course of their employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such knowledge of the public is through no direct or indirect fault of the Executive or person(s) acting on the Executive's behalf.

(b)        Definition of Work Product.  For purposes of this Agreement, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company Group’s actual or anticipated business, research and development, or existing or future products or services, and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company Group (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may have discovered, invented or originated during their employment by the Company Group prior to the Effective Date, that they may discover, invent or originate during the Employment Term, shall be the exclusive property of the Company Group, as applicable, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the Company Group, including all intellectual property rights therein. Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its Affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its Affiliates’, as applicable) rights therein. The Executive hereby appoints the Company as their attorney-in-fact to execute on their behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company, the Company Group’s rights to any Work Product.

(c)         Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its Executives, and improving its offerings in the field of real estate investment management. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(d)         Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other Executives of the Company Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company Group and, in any event, not to anyone outside of the direct employ of the Company Group except as required in the performance of the Executive's authorized employment duties to the Company or with the prior consent of a majority of the Board in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company Group, except as required in the performance of the Executive's authorized employment duties to the Company or with the prior consent of the Board. in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iv) The Executive shall deliver to the Company at the termination of the Employment Term, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company Group, which the Executive may then possess or have under their control.  Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, including commercial, labor, wage and hour, employment law and other business law matters, or pursuant to a valid order or subpoena of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order, and provided that the Executive uses reasonable efforts to give the Company notice of its disclosure so that the Company at its own expense can seek to avoid or narrow the disclosure required.

(e)         Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 ("DTSA"). Notwithstanding any other provision of this Agreement:

(i)           The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A)          is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B)          is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii)          If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company's trade secrets to the Executive's attorney and use the trade secret information in the court proceeding if the Executive:

(A)          files any document containing trade secrets under seal; and

(B)          does not disclose trade secrets, except pursuant to court order.

8.        RESTRICTION ON COMPETITION. The Executive agrees that if they were to become employed by, or substantially involved in, the business of a competitor of the Company or any of its Affiliates during the twelve (12) month period following the Termination Date, there may be a risk that they might be compelled to rely on or use the Company’s and its Affiliates’ trade secrets and confidential information. To avoid that risk, and to protect such trade secrets and confidential information, as well as the Company’s and its Affiliates’ relationships and goodwill with customers, during the Employment Term, and for a period of twelve (12) months after the Termination Date, the Executive will not, directly or indirectly through any other Person, engage in, enter the employ of, render any services to, have any ownership interest in, or participate in the financing, operation, management or control of, the financial operations or management of any Competing Business. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint ventures or otherwise, and shall include any direct or indirect participation in such enterprise as an Executive, consultant, director, officer, licensor of technology or otherwise. For purposes of this Agreement, “Competing Business” means a Person anywhere in the continental United States and in Canada (the “Restricted Area”) that at any time during the Period of Employment has competed, or at any time during the twelve (12) month period following the Termination Date, competes with any business engaged in by the Company or any of its Affiliates.  The Executive acknowledges and agrees that, for purposes of Florida law, their Promotion to the position of Chief Revenue Officer from the position of Senior Vice President of Revenue Growth constitutes mutually agreed-upon and sufficient consideration, supporting this Section 8, Restriction on Competition.  Nothing herein shall prohibit the Executive from being a passive owner of not more than twenty (20%) percent of the outstanding stock of any class of a corporation, so long as the Executive has no active participation in the business of such corporation.  The restriction in this Section 8 shall not apply if Executive resigns for Good Reason or is terminated by the Company Without Cause.

9.   NON-INTERFERENCE WITH CUSTOMERS. During the Employment Term and for a period of twelve (12) months after the Termination Date, the Executive will not, directly or indirectly through any other Person, influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any Affiliate of the Company to divert their business away from the Company or such Affiliate, and the Executive will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any Affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, executives, consultants, managers, partners, members or investors, on the other hand.  The restriction in this Section 9 shall not apply if Executive resigns for Good Reason or is terminated by the Company Without Cause.

10.   NON-SOLICITATION OF EXECUTIVES AND CONSULTANTS. During the Employment Term and for a period of twelve (12) months after the Termination Date, the Executive will not, directly or indirectly through any other Person, solicit, induce or encourage, or attempt to solicit, induce or encourage, any executive or independent contractor of the Company or any Affiliate of the Company to leave the employ or service of the Company or any Affiliate of the Company, as applicable; or become employed or engaged by any third party, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any Executive or independent contractor thereof, on the other hand. The restriction in this Section 10 shall not apply if Executive resigns for Good Reason or is terminated by the Company Without Cause.

11.   UNDERSTANDING OF COVENANTS. The Executive acknowledges that, in the course of their employment with the Company and/or its Affiliates and their predecessors, they will become familiar with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, its Affiliates and their respective predecessors, and that Executive’s services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Executive agrees that the foregoing covenants set forth in Sections 7, 8, 9, and 10 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its Affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.  Without limiting the generality of the Executive’s agreement with the preceding paragraph, the Executive (i) represents that they are familiar with and have carefully considered the Restrictive Covenants, (ii) represents that they are fully aware of their obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its Affiliates currently conduct business throughout the continental United States and Canada, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above, regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit their ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, for a short period of time, but they nevertheless believe that they have received and will receive sufficient consideration and other benefits as an Executive of the Company and as otherwise provided hereunder, to clearly justify such restrictions which, in any event (given their education, skills and ability), the Executive does not believe would prevent them from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive. For clarity, the restrictions in Sections 8, 9, and 10 shall not apply if Executive resigns for Good Reason or is terminated by the Company Without Cause.

12.     CLAWBACK.  Subject to the Board's discretion, the Executive may, to the extent permitted by applicable law, be required to reimburse or have cancelled any Incentive Bonus or Equity Award where all of the following factors are present: (A) Incentive Bonus and/or Equity Award was predicated on achieving certain financial results that were subsequently the subject of a material restatement; (B) the Board determines that the Executive engaged in fraud or intentional misconduct that was a substantial contributing cause for the need to issue a restatement; and (C) a lower Incentive Bonus and/or equity Award would have been made to the Executive, based on the restated financial results.  In each instance set forth above, the Company shall seek to recover the Executive's entire Incentive Bonus and/or Equity Award, including the gain from any such award received by the Executive within the relevant period, plus a reasonable rate of interest.

13.       COOPERATION. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive's cooperation in the future. Accordingly, following the termination of the Executive's employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive's Base Salary on the Termination Date, with a four (4)-hour minimum daily amount.

14.       REMEDIES FOR BREACH. Each of the parties to this Agreement and any such person or entity granted rights hereunder, whether or not such person or entity is a signatory hereto, shall be entitled to enforce its rights under this Agreement, specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. This Section 14 especially applies to the Restrictive Covenants set forth in Sections 7, 8, 9, and 10 above.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for provisional, injunctive or equitable relief, and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief. If either Party employs attorneys to enforce any rights arising out of or relating to this Agreement, in any legal proceeding (judicial or arbitral), the losing Party shall reimburse the prevailing Party (as defined by the courts of Florida, and as decided by the court or arbitrator) for their reasonable attorneys’ fees.

15. INDEMNIFICATION.

In lieu of details set forth in this Section 15, Executive shall sign an Indemnification Agreement, with effect on December 1, 2022, as an officer of the Company, in accordance with applicable Canadian law, and it is fully incorporated herein, including all responsibilities, obligations, terms and conditions of that Indemnification Agreement.

16.        ARBITRATION.

16.1          Except as provided in Sections 7, 8, 9, 10, 11 and 14 above, any non-time barred, legally actionable controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other non-time barred, legally actionable controversy or claim arising out of or relating to the Executive’s employment or association with the Company or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of state or federal statute, common law or constitution, shall be submitted to individual, final and binding arbitration, to be held in Boca Raton, Florida, before a single arbitrator selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in accordance with the then-current JAMS Arbitration Rules and Procedures for employment disputes, as modified by the terms and conditions in this Section (which may be found at www.jamsadr.com under the Rules/Clauses tab). The parties will select the arbitrator by mutual agreement or, if the parties cannot agree, then by striking from a list of qualified arbitrators supplied by JAMS from their labor and employment law panel. Final resolution of any dispute through arbitration may include any remedy or relief that is provided for through any applicable state or federal statutes, or common law. Statutes of limitations shall be the same as would be applicable were the action to be brought in court. The arbitrator selected pursuant to this Agreement may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator under this Agreement shall be final and binding on the parties to this Agreement and may be enforced by any court of competent jurisdiction. The Company will pay those arbitration costs that are unique to arbitration, including the arbitrator’s fee (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party. The arbitrator may not award attorneys’ fees to a party that would not otherwise be entitled to such an award under the applicable statute. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost. Except as expressly provided in this Agreement, the parties acknowledge and agree that they are hereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment.

_/s/CK_By initialing here, the Executive acknowledges that they have read this paragraph and agrees with the arbitration provision herein.

16.2          This Agreement to arbitrate is freely negotiated between Executive and Employer and is mutually entered into between the parties. Each party fully understands and agrees that they are giving up certain rights otherwise afforded to them by civil court actions, including but not limited to the right to a jury trial.

17.       SECURITY.

17.1        Security and Access. The Executive agrees and covenants to (a) comply with all Company security policies and procedures as in force from time to time, including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); as well as (b) not access or use any Facilities and Information Technology Resources, except as authorized by the Company; and (iii) not access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive's employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event they learn of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

17.2        Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive's employment or (b) the Company's request at any time during the Executive's employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with their employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive's possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive's possession or control.

18.       PUBLICITY. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during the Employment Term for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Executive during Executive’s Employment Term. The Executive hereby forever waives and releases the Company and its directors, officers, Executives, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during the Employment Term, arising directly or indirectly from the Company’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses. After Executive’s employment ends, any Permitted Uses will require the Executive’s prior written approval, which may be given or withheld in the Executive’s sole discretion.

19.       MUTUAL NON-DISPARAGEMENT.  Executive agrees, during the Employment Term and for a period of two (2) years thereafter, not to criticize, ridicule or make any statement which disparages or is derogatory of the Company or any of its affiliates, officers, directors, shareholders, representatives, agents, Executives, suppliers or customers. The Company agrees, and agrees to instruct its affiliates, officers, directors, representatives, and agents, during the Employment Term and for a period of two (2) years thereafter, not to criticize, ridicule or make any statement which disparages or is derogatory of the Executive.

20.       GOVERNING LAW, CHOICE OF FORUM, REASONABLE ATTORNEYS’ FEES.

20.1       Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of Florida, without regard to conflicts of law principles, except for the arbitration provisions which shall be governed solely by the Federal Arbitration Act, 9 U.S.C. §§ 1-4. In furtherance of the foregoing, the internal law of Florida will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

20.2        Choice of Forum.  Both Parties consent to the personal jurisdiction of the state and federal courts in Florida.

20.3        Reasonable Attorneys’ Fees.  If either Party employs attorneys to enforce any rights arising out of or relating to this Agreement, in any legal proceeding (judicial or arbitral), the losing Party shall reimburse the prevailing Party (as defined by the courts of Florida, and as decided by the court or arbitrator) for their reasonable attorneys’ fees.

21.       MODIFICATION AND WAIVER. Except by a court in accordance with Section 22 below, no provision of this Agreement may be amended or modified (in whole or in part), unless such amendment or modification is agreed to in writing and signed by the Executive and by a majority of the Board of the Company or its designee. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

22.       SEVERABILITY.

22.1        Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

22.2        The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

22.3        The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

22.4 Notwithstanding the foregoing, if any provision of this Agreement could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

23.       CAPTIONS AND SECTION HEADINGS. Captions, section headings and titles of paragraphs and subparagraphs contained in this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

24.       COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

25.       SECTION 409A (NONQUALIFIED DEFERRED COMPENSATION).

25.1        General Compliance. This Agreement is intended to comply with Internal Revenue Code Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A, (which applies to compensation that an employee earns in one year, but that is paid in a future year, and referred to as “nonqualified deferred compensation,” and if nonqualified deferred compensation meets the requirements of Section 409A, then there is no effect on the employee’s taxes, and the compensation is taxed in the same manner as it would be taxed if it were not covered by Section 409A; however, if the nonqualified deferred compensation does not meet the requirements of Section 409A, the compensation is subject to certain additional taxes, including a 20% additional income tax.)  Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A, either as separation pay due to an involuntary separation from service or as a short-term deferral, shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “Separation from Service” under Section 409A, as defined in Section 6.8(d) above.  Notwithstanding the foregoing, and the Company’s intent to comply with Section 409A, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of noncompliance with Section 409A.

25.2        Specified Executives. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with their termination of employment is determined to constitute “nonqualified deferred compensation,” within the meaning of Section 409A, and the Executive is determined to be a “specified Executive,” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive's death (the “Specified Executive Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Executive Payment Date, and interest on such amounts, calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s separation from service occurs, shall be paid to the Executive in a lump sum on the Specified Executive Payment Date, and, thereafter, any remaining payments shall be paid without delay, in accordance with their original schedule.

25.3        Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)          the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)          any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year, following the calendar year in which the expense was incurred; and

(c)          any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

26.       SUCCESSORS AND ASSIGNS. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns. Without limiting the generality of the preceding sentences, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

 27.       NOTICE. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally, transmitted via electronic mail, mailed by first class mail (postage prepaid and return receipt requested), or sent by reputable overnight courier service (charges prepaid), to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via electronic mail, five (5) days after deposit in the U.S. mail, and one (1) day after deposit with a reputable overnight courier service.

If to the Company:

TILT Holdings Inc.

2801 E Camelback Road, Suite 180

Phoenix, AZ 85016

Attention: Legal Department

Email: legal@tiltholdings.com

If to the Executive:

To the address most recently on file in the payroll records of the Company

28.       REPRESENTATIONS OF THE EXECUTIVE. The Executive represents and warrants to the Company that:

28.1       The Executive’s acceptance of employment with the Company and the performance of their duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he/she is a party or is otherwise bound.

28.2       The Executive’s acceptance of employment with the Company and the performance of their duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

29.        SURVIVAL. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

30.        ACKNOWLEDGEMENT OF FULL UNDERSTANDING. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THEY HAVE FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THEY HAVE HAD AN OPPORTUNITY

TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THEIR CHOICE BEFORE SIGNING THIS AGREEMENT.

31.        ENTIRE AGREEMENT. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, including without limitation the Prior Employment Agreement, with respect to such subject matter. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

(The remainder of this page is intentionally left blank. The signature page is below.)

  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

CHRISTOPHER KELLY (“Executive”)

By: Christopher Kelly

Signature: /s/ Christoper Kelly_________________

TILT HOLDINGS INC., a British Columbia corporation (“Company”)

By: Gary F. Santo, Jr.

Title: Chief Executive Officer

Signature: /s/ Gary F. Santo, Jr. __________________

EXHIBIT “A”

GENERAL RELEASE AND COVENANT NOT TO SUE (“SAMPLE FORM”)

TO WHOM IT MAY CONCERN:

1.            Christopher Kelly (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to Executive under that employment agreement dated as of [date], and effective as of [date] (the “Employment Agreement”) by and between Executive and TILT HOLDINGS INC. (“Company”), does hereby covenant not to sue or pursue any litigation or arbitration against, and waives, releases and discharges the Company, its assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present executives, officers, directors, representatives and agents of any of them, including but not limited to the Company (collectively, the “Releasees”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against the Releasees relating to their employment with the Company or the termination thereof or their service as an officer or director of any subsidiary or affiliate of the Company or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Executive Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Sarbanes-Oxley Act of 2002, Florida wage and labor laws, all as amended, and other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs; provided, however, that nothing herein shall release the Company from any of its obligations to Executive under the Employment Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits upon which this General Release and Covenant Not to Sue is conditioned) or any rights Executive may have to indemnification under any charter or by-laws (or similar documents) of any member of the Releasees or any insurance coverage under any directors and officers insurance or similar policies.

2.            Executive further agrees that their General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by Executive or Executive’s heirs or assigns.  Executive understands and confirms that Executive is executing this General Release and Covenant Not to Sue voluntarily and knowingly, but that this General Release and Covenant Not to Sue does not affect Executive’s right to claim otherwise under ADEA.  In addition, Executive shall not be precluded by this General Release and Covenant Not to Sue from filing a charge with any relevant federal, state or local administrative agency, but Executive agrees to waive Executive’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

 3.            In furtherance of the agreements set forth above, Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release.  In connection with such waiver and relinquishment, Executive acknowledges that Executive is aware that Executive may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Executive now knows or believes to be true, with respect to the matters released herein.  Nevertheless, it is the intention of Executive to release all such matters fully, finally and forever, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein.  The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above.  Nothing in this paragraph is intended to expand the scope of the release as specified herein.

4.            Executive agrees that at any time following the date hereof they will not make, endorse or solicit and shall use all reasonable endeavors to prevent the making, endorsing or soliciting of any disparaging or derogatory statements whether or not the statements are true, whether in writing or otherwise concerning the Company or its past or current directors or officers and the Company undertakes that at any time following the date hereof its senior executives will not make, endorse or solicit and shall use all reasonable endeavors to prevent the making, endorsing or soliciting of any disparaging or derogatory statements whether or not the statement is true, whether in writing or otherwise concerning the Executive or Executive’s work on behalf of the Company, excluding in all events any statements required to be made by law, regulation or under the public disclosure requirements of any jurisdiction. Nothing herein shall prevent Executive from making a report, or bringing a claim, to any governmental agency, including the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Justice, or the Attorney General of the State where the Executive resides; provided, however, that Executive may not personally win any damages or other relief as a result of any such reports or claims. Nothing herein shall restrict the Company, its affiliates or any of their Executives, officers, directors, agents or representatives from providing truthful testimony or information in response to a subpoena or investigation by a Governmental Authority or in connection with any legal action by the Company or any of their affiliates

5.Executive represents and covenants that they have returned to the to the Company (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to the Company or any of its Affiliates (as defined in the Employment Agreement) that were in Executive’s possession, subject to Executive’s control or held by Executive for others; and (b) all property or equipment that Executive has been issued by the Company or any of its Affiliates during the course of their employment or property or equipment that Executive otherwise possessed, including any keys, credit cards, office or telephone equipment, computers (and any software, power cords, manuals, computer bag and other equipment that was provided to Executive with any such computers), tablets, smartphones, and other devices. Executive acknowledges that they are not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any property or equipment of the Company or any of its Affiliates. Executive further agrees that Executive will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any of its Affiliates that has been or is inadvertently directed to Executive following the date of the termination of Executive’s employment.

6.For clarity, and as required by law, this General Release and Covenant Not to Sue does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission, pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

7.This General Release and Covenant Not to Sue does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) the payment of any Base Salary, accrued but unused Paid Time-Off or the dollar value of any Employment Benefits due, pursuant to the Employment Agreement dated as of [date] by and between the Company and Executive (the “Employment Agreement”); (2) any Equity Awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company, in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to their service as an Executive, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that Executive may have under COBRA; or (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this release does not cover any claim that cannot be so released as a matter of applicable law.

8.            This General Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of Florida, applicable to agreements made and to be performed entirely within such State, without regard to principles of conflicts of laws.

9.            To the extent that Executive is forty (40) years of age or older, this paragraph shall apply.  Executive acknowledges that Executive has been offered a period of time of at least twenty-one (21) calendar days to consider whether to sign this General Release and Covenant Not to Sue (or, alternatively, forty-five (45) calendar days, if such longer period of time is required to make this General Release and Covenant Not to Sue maximally enforceable under applicable law), which Executive has waived, and the Company agrees that Executive may cancel this General Release and Covenant Not to Sue at any time during the seven (7) calendar days following the date on which this General Release and Covenant Not to Sue has been signed by all parties to this General Release and Covenant Not to Sue.  To cancel or revoke this General Release and Covenant Not to Sue, Executive must deliver to the Company written notice stating that Executive is canceling or revoking this General Release and Covenant Not to Sue.  Any notice of cancellation or revocation should be sent by Executive in writing to the Company as follows:  Attention: General Counsel, 2801 E Camelback Road, Suite – 180, Phoenix, AZ 85016. The writing must be received within the seven-day period following execution of this General Release and Covenant Not to Sue by Executive. If this General Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable, and the Company shall not be obligated to make the payments to Executive or to provide

Executive with the other benefits described in the Employment Agreement and known as “Severance,” and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto. EXECUTIVE IS HEREBY ADVISED TO SEEK LEGAL COUNSEL PRIOR TO SIGNING THIS GENERAL RELEASE AND COVENANT NOT TO SUE.

10.            Executive acknowledges and agrees that Executive has entered this General Release and Covenant Not to Sue knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue.

IN WITNESS WHEREOF, the undersigned has caused this General Release and Covenant Not to Sue to be executed on this [x] day of [month] 20xx.

[The signature page for the final form will be placed here.]